KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

January 6, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Funds listed in Appendix I (the Funds) and, under the date of December 26, 2024, we reported on the financial statements of the Funds as of and for the years ended October 31, 2024 and 2023. On October 24, 2024, we were notified that the Funds appointed PricewaterhouseCoopers LLP as its principal accountant for the year ending October 31, 2025 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audits of the Funds’ financial statements as of and for the year ended October 31, 2024, and the issuance of our reports thereon. On December 26, 2024, we completed our audits and the auditor-client relationship ceased.

We have read the statements made by the Funds included under Item 8 of Form N-CSR dated January 6, 2025, and we agree with such statements, except we are not in a position to agree or disagree with the Funds’ statements in section (b) of Item 8 of Form N-CSR.

Very truly yours,

Attachment

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

Appendix I

NuShares ETF Trust

Nuveen ESG Dividend ETF (NUDV)

Nuveen ESG Emerging Markets Equity ETF (NUEM)

Nuveen ESG International Developed Markets Equity ETF (NUDM)

Nuveen ESG Large-Cap ETF (NULC)

Nuveen ESG Large-Cap Growth ETF (NULG)

Nuveen ESG Large-Cap Value ETF (NULV)

Nuveen ESG Mid-Cap Growth ETF (NUMG)

Nuveen ESG Mid-Cap Value ETF (NUMV)

Nuveen ESG Small-Cap ETF (NUSC)

Nuveen Dividend Growth ETF (NDVG)

Nuveen Growth Opportunities ETF (NUGO)

Nuveen Small Cap Select ETF (NSCS)

Nuveen Winslow Large-Cap Growth ESG ETF (NWLG)

A-1